Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights,” “Financial Statements,” and “Counsel and Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated December 18, 2008 on the financial statements of the Aston Funds referenced in our reports (excluding Fortis Money Market Funds audited by other accountants for the fiscal year ended October 31, 2008) for the fiscal year ended October 31, 2008 in the Registration Statement (Form N-1A) and related Prospectuses and Statement of Additional Information of the Aston Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 102 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-68666).

/s/ ERNST & YOUNG LLP
Chicago, Illinois
February 26, 2009